Exhibit 99.1

Adaptimmune Has Initiated a Radiation Sub-Study to Enhance Antitumor Activity Seen With ADP-A2M4 in Collaboration with The MD Anderson Cancer Center

- Compelling responses previously reported with ADP-A2M4 in sarcoma -

- Use of low-dose radiation intended to enhance antitumor activity -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, July 22, 2019 — Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, has initiated a radiation sub-study of its ADP-A2M4 trial in collaboration with the University of Texas MD Anderson Cancer Center in Houston, TX. Published data indicate that low-dose radiation has the potential to enhance T-cell responses in the context of solid tumors.(1)

“We have seen compelling data in sarcoma with ADP-A2M4 SPEAR T-cells and will initiate our SPEARHEAD-1 trial for sarcoma patients later this year. In addition, we are eager to increase the depth and durability of the antitumor activity that we have observed in other solid tumors with ADP-A2M4,” said Rafael Amado, Adaptimmune’s President of R&D. “There is emerging data showing that low-dose radiation could enhance T-cell tumor trafficking and responses. We are looking forward to the results of this radiation sub-study with ADP-A2M4.”

The radiation sub-study is planned to enroll 10 patients across multiple solid tumor indications. Patients will receive low-dose radiation in up to 5 lesions prior to treatment with ADP-A2M4, at target doses of 1 to 10 billion SPEAR T-cells. The lymphodepletion regimen will be fludarabine (30 mg/m2/day) for 4 days and cyclophosphamide (600 mg/m2/day) for 3 days.

Adaptimmune and the MD Anderson Cancer Center have a multi-year strategic alliance designed to expedite the development of novel adoptive T-cell therapies for multiple types of cancer.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

(1)  *Barsoumian, 2018; DeSelm, 2018

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com